Exhibit 1.01 Conflict Minerals Report of Cohu, Inc.

This report for the period of January 1, 2025 through December 31, 2025, is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). Cohu, Inc. (“Cohu”, “we”, “our”, “us” and the “Company”) is a global supplier of equipment and services optimizing semiconductor manufacturing yield and productivity. We serve global semiconductor manufacturers and test subcontractors with a broad portfolio of products and services.  This Conflict Minerals Report contains forward-looking statements, which are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate. These statements outline our goals to improve due diligence processes and mitigate risks in Conflict Minerals sourcing. All forward-looking statements involve risk and uncertainty. Risks that may cause these forward-looking statements to be inaccurate include failure to carry out these plans in a timely manner or at all; lack of cooperation or progress by our suppliers, their respective suppliers and/or smelters; lack of progress by smelter or refiner validation programs for Conflict Minerals (including the possibility of inaccurate information, fraud and other irregularities); the risk that information reported to us by our suppliers from which we directly procure finished goods, components, materials and/or services for our products (direct suppliers), or industry information used by us, may be inaccurate or incomplete; or these plans may not be effective. In addition, you should also consider the important factors described in reports and documents that we file from time to time with the SEC, including the factors described under the sections titled “Risk Factors” in the Company’s most recently submitted Quarterly or Annual Reports. Except as required by law, we disclaim any obligation to update information contained in these forward-looking statements whether because of new information, future events, or otherwise.

Background

In 2010, the United States Congress enacted Section 1502 of the Dodd‑Frank Wall Street Reform and Consumer Protection Act (the “Act”), which, together with the Rule, requires certain companies to disclose their use of Conflict Minerals if those minerals are “necessary to the functionality or production of a product” manufactured by those companies. Under the Act, those minerals include tantalum, tin, tungsten, and gold (3TG) and herein are referred to as “Conflict Minerals.”

Congress enacted this legislation due to concerns that the exploitation and trade of Conflict Minerals by armed groups is helping to finance conflict in the Democratic Republic of Congo (“DRC”) region and surrounding areas (Angola, Burundi, Central African Republic, Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia, collectively, the “Covered Countries”) and is contributing to a humanitarian crisis.

Responsible Sourcing and Adherence to the Law

Cohu is committed to sourcing components and materials from companies that share our corporate values regarding respect for human rights and integrity. Cohu’s corporate responsibility involves taking meaningful steps to ensure that the raw materials, components and sub-assemblies we receive from our supply chain are responsibly sourced. We will not support any vendor or other entity in our supply chain that extracts or transports Conflict Minerals and uses the resulting financial or other resources to fund or support conflict in the DRC or any other country that could potentially contribute to human rights violations.

Cohu has adopted and published a Conflict Minerals Regulatory Statement and a Supplier Code of Conduct, which are publicly available on our website at www.cohu.com/corporate-responsibility. Since the adoption of the Act and the Rule, we have worked to strengthen engagement with our suppliers through the fulfillment of the supplier code of conduct and by incorporating portions of the code of conduct into contracts with our suppliers. In summary, Cohu expects all vendors and suppliers to:

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Source minerals responsibly, including tin, tantalum, tungsten, gold (3TG), cobalt, mica, copper, natural graphite, lithium, nickel, and other minerals identified by relevant regulations or industry initiatives (e.g., the Responsible Minerals Initiative).

●	Maintain processes that prevent the use of materials linked to human rights abuses, environmental harm, or illegal practices.

●	Stay informed about emerging minerals and comply with applicable laws and industry requirements.

●	Work with Cohu to regularly perform reasonable checks on their supply chain.

●	Provide declarations (e.g., CMRT, EMRT) as proof when requested.

●	Maintain internal policies and procedures to support responsible sourcing.

Our Company and Products

Cohu is a global supplier of equipment and services optimizing semiconductor manufacturing yield and productivity. We serve global semiconductor manufacturers and test subcontractors with a broad portfolio of products and services.

We offer a comprehensive suite of equipment, interface solutions, software, spares and services designed to address the evolving requirements of global semiconductor manufacturers. Our products support customers across computing & networking, automotive, industrial, mobile and consumer electronics markets – consistently delivering high yield, improved productivity, and lower cost of test.

Cohu’s systems are designed to support smart manufacturing initiatives, including interface with robotics, automated guided vehicles (“AGVs”), overhead transport systems (“OHTs”), and automated mobile robots (“AMRs”) to reduce manual handling and enhance workplace safety. Our energy-efficient product designs are intended to lower test-cell power consumption, reduce operational expenses and, thereby, support customer sustainability goals.

Our product portfolio is organized into several key lines:

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Test Automation: Test automation products include equipment and systems used to automate movement of semiconductor devices, control temperature during test, optimize throughput and efficiency, ensure quality and maximize yield in volume production. These systems use innovative active thermal management (“ATC”) technology which optimizes yield through precise temperature control of high-performance processors during test and CPUs, GPUs, ASIC accelerators, network processors and other high-performance devices.

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Inspection and Metrology: Equipment used to provide advanced quality inspection and metrology of molded leaded and leadless devices, post-singulated wafer level chip scale packages (“WLCSP”), and bare dies. Full six-sided optical inspection with infrared technology provides the ability to inspect the structure underneath the surface for improved production yield. Deep learning and pattern recognition boost inspection yields, reduce over rejection, and enhance manufacturing efficiency.

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Semiconductor Automated Test Equipment (“ATE”): Semiconductor ATE consists of an instrumentation and universal platform for testing semiconductor devices with best-in-class solutions in radio frequency (“RF”), digital, mixed signal and power management applications, delivering faster time to yield. Our semiconductor ATE is used both for wafer-level and device package testing.

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Interface Solutions: Interface products consist of a full suite of test contactors and power probe cards that provide the electrical interface between the semiconductor test equipment and the semiconductor device presented by the test automation, optimizing signal performance via an array of consumable probe pins. Test interfaces are specific to individual semiconductor device designs, need to be replaced frequently, and increase in size and complexity with the number of devices tested in parallel. Test interfaces are a key contributor to our recurring revenue.

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Software Analytics: Software analytics products include an AI-driven digital twin software platform offering a suite of data analytics specializing in process control that turns complexity into clarity – driving smarter decisions, faster automation, and measurable business impact across the factory floor. These solutions leverage machine learning and proprietary scripting languages (DTQL®) to optimize yield and defect detection. Our software analytics provide real-time online performance monitoring, prescriptive maintenance, and machine learning process control to improve equipment utilization.

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Services: Services include device applications, spares, and board repair, complemented by service agreements, which generate a more stable and consistent revenue stream. Our global service team consisting of highly skilled field engineers provide virtual and on-site support for our installed base. Our web-based communication and service customer portal platform is integrated with our enterprise resource planning (“ERP”) system providing customers with 24/7 real-time access.

Our physical products, as is common in the semiconductor and electronics industries, contain various metals including tantalum, tin, tungsten and gold, which originate in mines throughout the world. We have a complex, globally dispersed supply chain typical of the semiconductor and electronics industries with multiple tiers of suppliers between Cohu and the actual mining of the Conflict Minerals used in our products. As a downstream company, we do not directly purchase these minerals, nor do we have any direct relationship with mines or smelters that process these minerals. Therefore, we must rely on the good faith efforts of our suppliers and component manufacturers, including sub-tier suppliers, to provide us with information on the origin of the materials contained in our products and product components.

Pursuant to the Act and the Rule, we are required to make certain inquiries and perform certain due diligence with respect to any Conflict Minerals that are necessary for the functionality or production of a product manufactured or contracted to be manufactured by us or any of our subsidiaries.

Due Diligence Process

For the current reporting period, we conducted a Reasonable Country of Origin Inquiry (“RCOI”) regarding sub-assemblies, parts and raw materials parts provided by our suppliers. Consistent with prior years, we utilized the due diligence framework advocated by the Organization for Economic Co-operation and Development (“OECD”), as tailored for downstream companies and, among other actions, implemented the internal due diligence guidance of the OECD as it pertains to Conflict Minerals sourcing (“OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas”). Our due diligence includes, but is not limited to, the following steps:

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OECD Step #1: Establish and Maintain Strong Company Management Systems. We implemented a defined process to support due diligence across supplier onboarding, management, and the annual Conflict Minerals review cycle. We continued to employ an internal Conflict Minerals Committee (“Committee”) to support our supply chain due diligence. The Committee includes members of our senior management and appropriate employees within our supply chain, operations, product management and legal departments.

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OECD Step #2: Identify and Assess Risks in the Supply Chain. We evaluated our products to determine if they contain any Conflict Minerals that are necessary for the product’s functionality or production. After determining that certain products of ours contained Conflict Minerals necessary to product functionality, we performed a review of our list of suppliers that provide us with those items identified as containing Conflict Minerals.

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OECD Step #3: Design and Implement a Strategy to Respond to Identified Risks. We conducted a RCOI with our suppliers to determine whether in-scope Conflict Mineral content originated in the DRC or one of the Covered Countries. We utilized the Responsible Minerals Initiative (“RMI”) standardized supplier survey and its Conflict Minerals Reporting Template (“CMRT”) to gather information that would enable us to evaluate the source and chain of custody of the materials that suppliers provided.

The primary purpose of the CMRT is to determine the source of the identified Conflict Minerals to identify whether (i) Conflict Minerals sourced by our suppliers originated in the DRC; and (ii) smelters used by our suppliers (or our suppliers’ suppliers) have been validated as compliant in accordance with the RMI’s Responsible Minerals Assurance Program (“RMAP”), including the country of origin, location of the mine or the smelter from which the materials were produced, or determine if the materials originated from scrap or recycled sources.

We categorized our suppliers into three types: manufacturing partners; component suppliers; and logistics and service providers. For the purposes of our current year RCOI, logistics and service providers were excluded as we concluded that they do not provide us with any materials within the scope of the Act and the Rule. Furthermore, we excluded those manufacturing partners and component suppliers that only deliver products which are identified to be very unlikely to contain any materials within the scope of the Act and the Rule. Subsequently, as it relates to our remaining manufacturing partners and components suppliers surveyed (collectively referred to as “In-Scope Suppliers”), our RCOI due diligence performed was conducted per guidelines fostered by the OECD and the RMI as follows:

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We defined our supply chain due diligence scope of work to include our In-Scope Suppliers, and we encouraged them to join Responsible Business Alliance (“RBA”) to further provide transparency evidencing their commitment to becoming conflict-free, and to align with our industry’s effort to achieve the OECD mission of cultivating transparent mineral supply chains and sustainable corporate engagement in creating a responsible global minerals supply chain.

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The adoption and utilization of the industry standard templates and tools aid us in establishing consistency and transparency throughout our supply chain. We employed iPoint-Systems (“iPoint”), a leading provider of software for environmental and social product compliance, to collect CMRT’s posted by our suppliers. We validated, managed and aggregated the data reported within iPoint and reported the results to the Committee.

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Most of our suppliers execute and post their CMRT’s on iPoint, documenting smelters and countries of origin for the Conflict Minerals contained in their products. Some suppliers forwarded their CMRT’s directly to us. We contacted suppliers whose responses contained incomplete or unclear information to request further clarification. We cross-referenced the smelter information provided by our suppliers against the RMI Conformant Smelter List to validate our supplier conformance. The RMI Conformant Smelter List was developed for verification of those smelters that are compliant in accordance with OECD guidance and have been subject to an independent third-party audit to assess whether a smelter entity employed RMI policies, practices, and procedures to source conflict-free minerals. Some of these smelters listed may still be actively in the process of gaining certification. We reported all the suppliers that we identified to be out of conformity with our Conflict Minerals Regulatory Statement and supplier code of conduct to the Committee to deliberate whether we would further cooperate with them. At a minimum, we implemented risk mitigation strategies with these suppliers by working with them to bring them into compliance.

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OECD Step #4: Carry Out Independent Third-Party Audits of Smelters/Refiner’s Due Diligence Practices. There are inherent limitations in our due diligence process. Cohu is an indirect purchaser of Conflict Minerals and our due diligence measures provide reasonable, not absolute, assurance regarding the source and chain of custody of the Conflict Minerals we utilize. As we do not have a direct relationship with smelters and refineries, we rely on the efforts of our suppliers to provide us with up-to-date and accurate smelter and refinery sourcing information. As a result of this indirect sourcing structure, Cohu does not engage an independent third‑party audit of smelters’ or refiners’ due diligence practices. In turn, our suppliers seek similar information within their own supply chains to identify the original sources of Conflict Minerals. Consequently, such sources of information may produce inaccurate or incomplete information.

Cohu utilizes certain small businesses, both domestic and international, within our supply chain. We have been informed that some of these suppliers have difficulty performing due diligence at their level of the supply chain. In addition, certain responding suppliers provided information that was incomplete. We were unable to obtain verifiable smelter data from such suppliers as a result. Non-responding suppliers failing to report produce a gap in smelter source determination for certain commodities.

We continue to work with our suppliers on continuous improvement and strive to attain greater year-over-year reporting effectiveness. During the current year, we successfully achieved a 97% response rate of In-Scope Suppliers surveyed.

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OECD Step #5: Report Annually on Supply Chain Due Diligence. We report annually by making this Conflict Minerals Report publicly available on our website at www.cohu.com/corporate-responsibility, and through its filing with the SEC.

Results of Due Diligence

Based on our due diligence process and the information received from our suppliers, we collected the facilities identified by our suppliers as the smelters and refiners of the tin, tantalum, tungsten and gold present in and necessary to the functionality of our products manufactured in the twelve months ended December 31, 2025.

Despite having conducted good faith reasonable country of origin inquiries and conducting due diligence, we do not currently have sufficient information from our suppliers and other sources to determine the country of origin of the Conflict Minerals used in our products or to identify the facilities used to process those Conflict Minerals. Due to the unique nature of our supply chain, many of our suppliers continue to have challenges determining the origin of certain 3TG minerals. Therefore, we cannot exclude the possibility that some of these Conflict Minerals may have originated in the Democratic Republic of the Congo or an adjoining country and are not from recycled or scrap sources.

Therefore, we are not declaring any of our products as DRC Conflict Free for the current reporting period and, accordingly, are not required to obtain an independent private sector audit of our Conflict Minerals Report.

Future Steps towards Conflict Mineral Compliance

Cohu will continue to exercise due diligence to identify the risks of sourcing Conflict Minerals originating from the Covered Countries. Moving forward, we intend to take the following steps with respect to our due diligence process to further mitigate the risk that Conflict Minerals in our products are sourced from the DRC or a Covered Country:

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We will continue to invest in our strong management systems which include our global team of professionals from across our organization. Supply Chain, Operations, Product Management and Legal Departments throughout our organization will continue to enforce our established policies regarding the sourcing of Conflict Minerals, conduct due diligence, and report the results of their efforts to senior management.

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We will continue to incorporate Conflict Minerals compliance requirements into our supplier contracts and supplier performance review and retention process, and we will require that all new suppliers agree to provide us with their Conflict Minerals compliance status during the supplier on-boarding and qualification process.

●	We will continue to identify Conflict Minerals associated with new product launches.

●	We will continue to encourage our suppliers to purchase materials from smelters listed in the Conflict Free Smelter List.

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In the event Conflict Minerals originating in the DRC are identified, and after providing our suppliers with the opportunity to change their suppliers to remove critical smelters from their value chain, we expect to disengage from any suppliers found to be persisting in supplying us with Conflict Minerals from sources that support conflict in the DRC or any adjoining country. We intend to continue supporting, promoting and relying on industry initiatives, such as the RBA and RMI, to validate that the sources of the minerals used in our products are not contributing to human rights violations.